EXHIBIT 12

Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Financial Data for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, included in this report as Exhibit 13.

(Calculation)

Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

	December 31,
	2006	2005	2004	2003	2002
Net income	$5,223,393	$4,210,868	$3,419,408	$3,208,820	$3,217,544
Weighted Average Shares Outstanding	642,141	654,289	662,415	676,380	687,216
Per Share Amount	$8.14	$6.44	$5.16	$4.75	$4.68

Cash dividends/Weighted Average Shares Outstanding = Cash dividends declared Per share

	December 31,
	2006	2005	2004	2003	2002
Cash dividends	$2,240,163	$1,437,738	$1,291,144	$1,240,872	$1,200,309
Weighted Average shares outstanding	642,141	654,289	662,415	676,380	687,216
Per Share Amount	$3.50	$2.20	$1.95	$1.85	$1.75

Shareholders’ Equity/Shares Outstanding at period end = Book Value per share

	December 31,
	2006	2005	2004	2003	2002
Shareholders’ Equity	$39,133,797	$37,049,303	$35,358,934	$34,061,554	$34,203,659
Shares outstanding	638,642	647,760	657,486	664,788	683,660
Per Share Amount	$61.28	$57.20	$53.78	$51.24	$50.03

Net Income/Average

Assets = Return on

Average Assets

	(In Thousands) December 31,
	2006	2005	2004	2003	2002
Net Income	$5,223	$4,211	$3,419	$3,209	$3,218
Average Assets	$299,641	$291,818	$288,574	$284,725	$280,598
Return on Average Assets	1.74%	1.44%	1.18%	1.13%	1.15%

Net Income/Average Shareholders’ equity = Return on Average Equity

	(In Thousands) December 31,
	2006	2005	2004	2003	2002
Net Income	$5,223	$4,211	$3,419	$3,209	$3,218
Average Shareholders’ Equity	$35,838	$34,410	$33,333	$32,838	$31,868
Return on Average Equity	14.57%	12.24%	10.26%	9.77%	10.10%

Cash dividends per share/ Net income per share = Dividends Payout Ratio

	December 31,
	2006	2005	2004	2003	2002
Cash dividends per share	$3.50	$2.20	$1.95	$1.85	$1.75
Net income per share	$8.14	$6.44	$5.16	$4.75	$4.68
Dividend Payout Ratio	43.00%	34.16%	37.79%	38.95%	37.31%

Average Equity/Average

Assets = Average Equity

To Average Assets

	(In thousands) December 31,
	2006	2005	2004	2003	2002
Average Shareholders’ Equity	$35,838	$34,410	$33,333	$32,838	$31,868
Average Assets	$299,641	$291,818	$288,574	$284,725	$280,598
Average Equity to Average Assets	11.96%	11.79%	11.55%	11.53%	11.36%

Loans/Total deposits = Loan to Deposit Ratio

	(In thousands) December 31,
	2006	2005	2004	2003	2002
Total loans	$194,623	$208,901	$217,173	$201,697	$175,157
Total deposits	$264,301	$250,349	$247,349	$241,724	$239,039
Loan to Deposit Ratio	73.64%	83.44%	87.8%	83.44%	73.28%

Allowance for Loan Loss/ Total Loan = Allowance To Total Loan Ratio

	(In thousands) December 31,
	2006	2005	2004	2003	2002
Allowance	$2,394	$2,313	$2,646	$2,702	$2,326
Total loans	$194,623	$208,901	$217,173	$201,697	$175,157
Allowance to total Loan ratio	1.23%	1.11%	1.22%	1.34%	1.33%